Exhibit 8.1

Subsidiaries of the Registrant

As of December 31, 2018	Country	Percentage of voting share capital held	Principal activity
Cellcom Fixed Line Communications Limited Partnership	Israel	100% (directly and indirectly - through Cellcom Israel Ltd. wholly owned subsidiary)	Communications
Dynamica Communications Chain Stores Ltd.	Israel	100%	Communications